Exhibit 10.6

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

TRIMARAN POLLO PARTNERS, L.L.C.

DATED AS OF MARCH 8, 2006

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ARTICLE V

DISTRIBUTIONS

Section 5.01	Distributions	17
Section 5.02	Limitations on Distribution	18
Section 5.03	Offset	18

ARTICLE VI

ALLOCATIONS

Section 6.01	Allocation of Profits and Losses	19
Section 6.02	Withholding	20

ARTICLE VII

PREEMPTIVE RIGHTS

Section 7.01	Additional Issuances of Equity and Debt Securities of the Company	21
Section 7.02	Additional CAC Securities	22
Section 7.03	Qualifications to Preemptive Rights	23

ARTICLE VIII

TRANSFERS

Section 8.01	Transfer Restrictions	24
Section 8.02	Right of First Offer	25
Section 8.03	Tag-Along Rights	26
Section 8.04	Drag-Along Rights	27
Section 8.05	Transfers to Affiliates	30
Section 8.06	Rights and Obligations of Transferees	30
Section 8.07	Registration Rights	30

ARTICLE IX

COMPANY EXPENSES, BOOKS AND RECORDS, TAX MATTERS

Section 9.01	Fees and Expenses	32
Section 9.02	Fiscal Year and Method of Accounting	32
Section 9.03	Records and Information	33
Section 9.04	Financial Statements and Reports	33
Section 9.05	U.S. Tax Classification	33
Section 9.06	Tax Matters Member	34

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

TRIMARAN POLLO PARTNERS, L.L.C.

This Second Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”) of Trimaran Pollo Partners, L.L.C. (the “Company”) is made, entered into and effective as of March 8, 2006 by and among the parties whose names and addresses are set forth on Schedule A hereto as members, and such other parties that are admitted as members in accordance with the terms hereof (each a “Member,” and collectively, the “Members”).

WITNESSETH:

WHEREAS, an authorized person has caused to be formed, and the parties hereto desire to continue, the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended (the “Act”);

WHEREAS, the parties entered into a First Amended and Restated Limited Liability Company Operating Agreement, dated as of November 18, 2005, as amended as of January 4, 2006, to formalize their understandings with respect to (i) the manner in which the Company will be organized and operated and (ii) their respective ownership interests and related rights and restrictions; and

WHEREAS, the parties desire to further amend and restate the limited liability company operating agreement of the Company, as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“American Securities” means ASP EPL L.L.C. and any successor thereto.

“Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

“Book Value” means, with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except that the Book Values of all Company assets shall be adjusted to equal their respective fair market values (as determined by the Managing Member in its good faith judgment), in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

“Breaching Drag-Along Member” has the meaning set forth in Section 8.04(e).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law to be closed.

“CAC” means Chicken Acquisition Corp., a Delaware corporation and any successor thereto.

“CAC Board” has the meaning set forth in Section 3.04(a).

“Capital Account” has the meaning set forth in Section 4.04(a).

“Capital Contribution” means, with respect to any Member, the total amount of cash or the value of other property contributed to the Company by such Member pursuant to this Agreement; provided that the Managing Member shall determine in its reasonable discretion the value of any property other than cash contributed by any Member; provided, further, that any Capital Contributions made following the date of this Agreement shall consist solely of cash. It is understood that with respect to securities contributed to the Company by American Securities pursuant to the Exchange and Contribution Agreement, dated as of November 18, 2005, such securities shall be valued consistently with the value set forth therein.

“Certificate of Formation” has the meaning set forth in the recitals.

“Closing Date” means the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Company” has the meaning set forth in the preamble.

“Continental Member means the Continental Casualty Company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.

“Covered Person” means a current or former Member or Director, an Affiliate of a current or former Member or Director, any officer, director, shareholder, partner, member, employee, representative or agent of a current or former Member or Director or any of their respective Affiliates, or any current or former officer, employee or agent of the Company or any of its Affiliates.

“De Minimis Interest Amount” means, with respect to any Investor Member, twenty-five percent (25%) of the aggregate number of Membership Units issued to such Investor Member as of the Closing Date.

“Demand Notice” has the meaning set forth in Section 8.07(c).

“Drag-Along Member” has the meaning set forth in Section 8.04(b).

“Drag-Along Notice” has the meaning set forth in Section 8.04(b).

“Drag-Along Transfer” has the meaning set forth in Section 8.04(a).

“Election Notice” has the meaning set forth in Section 7.02(c).

“Election Period” has the meaning set forth in Section 7.02(c).

“Equity Syndication” means any Transfer or Transfers by the Trimaran Vehicles of a number of Membership Units which the Trimaran Vehicles received in respect of their initial Capital Contribution, up to $60.0 million in the aggregate, made within six (6) months of the date hereof.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Any reference to a section of ERISA shall include a reference to any successor provision thereto.

“Escrow Agent” has the meaning set forth in Section 8.04(f).

“Existing Agreement” has the meaning set forth in the recitals.

“Formation Date” means October 19, 2005.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Indemnified Person” has the meaning set forth in Section 10.01(a).

“Initial Holding Period” has the meaning set forth in Section 8.01(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Investor Member” means the Persons set forth on Schedule C. “Investor Members” shall exclude Trimaran Vehicles and their Affiliates that are Members hereunder.

“IPO” means an initial registered offering of any equity securities of CAC or a Subsidiary thereof to the public under the Securities Act.

“Management and Monitoring Agreement” means the agreement entered into between Trimaran Fund Management, L.L.C. (and/or its respective Affiliates) and CAC, pursuant to which CAC agrees to pay certain transaction and monitoring fees to Trimaran Fund Management, L.L.C. (or its respective designee).

“Managing Member” has the meaning set forth in Section 3.02.

“Marketable Securities” means securities that are (i) traded on a national securities exchange in the United States, (ii) reported through an automated inter-dealer quotation system in the United States or (iii) otherwise actively traded over-the-counter in the United States, and, in each ease, are not subject to restrictions on transfer as a result of applicable contract provisions, the provisions of the Securities Act (or regulations thereunder other than the volume and method-of-sale restrictions applicable to affiliates of an issuer pursuant to Rule 144 promulgated thereunder or any successor thereto), or other applicable law.

“Material Subsidiary” means each of the entities set forth on Schedule D and any other Subsidiary of the Company following the date hereof with revenues or assets that are in excess of one million dollars ($1,000,000) or are otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

“Member” has the meaning set forth in the preamble.

“Membership Units” means membership interests in the Company.

“Net Income and Net Loss” means, for each fiscal year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (a) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (b) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (c) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (d) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount that bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and (e) any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items.

“Newly Issued Securities” has the meaning set forth in Section 7.02(a).

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are, at the time taken, within the power of the Person taking such actions and are permitted by law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the voting securities of CAC, (ii) causing the adoption of stockholders’ resolutions and amendments to the certificate of incorporation and by-laws of CAC, (iii) causing members of the CAC Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of CAC) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result; provided that none of the actions set forth in this definition shall limit the ability of the Company to sell or otherwise dispose of securities in accordance with the terms of this Agreement.

“Non-Trimaran Director” has the meaning set forth in Section 3.04(a).

“Offer Notice” has the meaning set forth in Section 8.02(a)(i).

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” has the meaning set forth in Section 12.01(p).

“Preemptive Rights Notice” has the meaning set forth in Section 7.02(c).

“Pro Rata Portion” means:

(a) for purposes of Section 7.01, a number of equity securities (including but not limited to Membership Units) or amount of debt securities, as applicable, equal to the product of (i) the number of equity securities or amount of debt securities, as applicable, the Company proposes to issue on the relevant issuance date and (ii) a fraction, the numerator of which is the number of Membership Units held by the relevant Member immediately prior to such date and the denominator of which is the aggregate number of Membership Units held by all Members immediately prior to such date; provided that if, at the time of any proposed debt issuance, the Company has outstanding debt securities, the numerator will be the amount of debt securities held by the relevant Member immediately prior to such issuance date and the denominator will be the aggregate amount of debt securities held by all Members immediately prior to such date;

(b) for purposes of Section 7.02 in respect of Newly Issued Securities, a number of Newly Issued Securities equal to the product of (i) the number of Newly Issued Securities that the Company is permitted to purchase on any date upon exercise of its preemptive rights in accordance with the Stockholders Agreement and (ii) a fraction, the numerator of which is the number of Membership Units held by the relevant Member immediately prior to such date and the denominator of which is the aggregate number of the Membership Units held by all Members immediately prior to such date;

(c) for purposes of Section 7.02 in respect of Other Securities, a number of Other Securities equal to the product of (i) the aggregate number of such securities that the Company is permitted to purchase pursuant to Section 7.03 on the relevant issuance date and (ii) a fraction, the numerator of which is the number of Membership Units held by the relevant Member immediately prior to such date and the denominator of which is the aggregate number of Membership Units held by all Members immediately prior to such date;

(d) for purposes of Section 8.03, a number of Membership Units equal to the product of (i) the number of Membership Units held by the Tagging Member and (ii) a fraction, the numerator of which is the number of Membership Units proposed to be Transferred by the Transferring Members in connection with the Tag-Along Transfer and the denominator of which is the aggregate number of Membership Units held by such Transferring Members immediately prior to such Tag-Along Transfer;

(e) for purposes of Section 8.04, a number of Membership Units equal to the product of (i) the number of Membership Units held by the relevant Drag-Along Member and (ii) a fraction, the numerator of which is the number of Membership Units proposed to be Transferred by the Selling Members to the Drag-Along Buyer and the denominator of which is the aggregate number of Membership Units of the Selling Members.

“Purchase Agreement” means the Stock Purchase Agreement, dated September 27, 2005, among Chicken Acquisition Corp., EPL Holdings, Inc., EPL Intermediate, Inc., El Pollo Loco, Inc. and American Securities Capital Partners, L.P.

“Qualified Purchaser” has the meaning set forth in Section 12.01(f).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Selling Members” has the meaning set forth in Section 8.04(a).

“Stockholders Agreement” means the agreement entered into among the Company, CAC and certain other parties thereto as of the Closing Date setting forth, among other things, certain drag-along, registration and preemptive rights granted to the Company in respect of the equity securities of CAC, a draft of which is attached as Exhibit A hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (a) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture of other legal entity; or (b) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

“Tag-Along Notice” has the meaning set forth in Section 8.03(b).

“Tag-Along Transfer” has the meaning set forth in Section 8.03(a).

“Tagging Member” has the meaning set forth in Section 8.03(a).

“Termination Date” has the meaning set forth in Section 11.06(a).

“Threshold Interest Amount” means, with respect to any Investor Member, fifty percent (50%) of the aggregate number of Membership Units issued to such Investor Member as of the Closing Date.

“Transfer” means, with respect to any Membership Units, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, of such Membership Units, and “Transferred” and “Transferee” each have a correlative meaning. For purposes of this definition, the term “Transfer” shall exclude (i) the transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, of the interest held by any limited partner or member in a Member, other than such limited partners or members that are Affiliates of the Managing Member or an Investor Member and (ii) the transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, involuntarily or by operation of law, of any interest in any Person that directly or indirectly Controls or owns a Member that (x) if publicly traded, has an aggregate market capitalization in excess of $500 million, (y) if not publicly traded, has assets with a fair market value (as reasonably determined in good faith by the Board of Directors (or similar body) of such parent entity) in excess of $500 million or (z) is otherwise consented to in writing by the Managing Member (such consent not to be unreasonably withheld).

“Transferring Member” has the meaning set forth in Section 8.03(a).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trimaran” means Trimaran Capital, L.L.C., a Delaware limited liability company, and any successor thereto.

“Trimaran Director” has the meaning set forth in Section 3.04(a).

“Trimaran Principal” shall mean any of Jay R. Bloom, Andrew R. Heyer or Dean C. Kehler.

“Trimaran Vehicle” means any of Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation and any of their respective Affiliates that are Members hereunder. The Trimaran Vehicles shall be considered a single Member for purposes of this Agreement, except as expressly provided.

“Voting Securities” means securities entitled to vote in any election of the board of directors (or other similar governing body) of any Person, measured by voting power rather than number of securities.

Section 1.02 Other Interpretive Provisions. (a) The meanings of defined teens are equally applicable to the singular and plural forms thereof.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

ORGANIZATION

Section 2.01 Formation of the Company. The Members hereby:

(a) approve and ratify the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on the Formation Date by Mary Keogh and all actions taken by or on behalf of the Company on or prior to the execution of this Agreement (which have been solely organizational in nature); and

(b) confirm and agree to their status as Members of the Company as set forth herein.

Section 2.02 Office of the Company. The Company shall have its principal office at 622 Third Avenue, 35th Floor, New York, New York 10017, and may establish such other offices or places of business for the Company as the Managing Member may in its sole discretion deem appropriate.

Section 2.03 Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

Section 2.04 Purposes of the Company; Investments. The purposes of the Company shall be to, directly or indirectly, (a) invest in, hold and dispose of (i) (A) the securities of CAC and/or (B) any securities acquired by the Company in respect of, or in exchange for, such securities in connection with a transaction in which all the stockholders of CAC are given an opportunity to participate on a pro rata basis and/or (ii) the securities of any other Persons involved in the restaurant or restaurant services businesses that constitute an addition or extension of the El Pollo Loco, Inc. business; (b) receive dividends, interest or other passive income and gains in connection therewith; and (c) take any action that is necessary, advisable or appropriate in connection therewith.

Section 2.05 Term of the Company. The existence of the Company commenced as of the date that the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of this Agreement.

ARTICLE III

MANAGEMENT OF THE COMPANY; CAC BOARD

Section 3.01 Management Generally. Except as expressly set forth herein or under the Act, the full and exclusive right, power and authority to manage the Company is vested in, and reserved to, the Managing Member. The business and affairs of the Company shall be conducted, and its capital, assets and funds shall be managed, dealt with and disposed of exclusively by the Managing Member and, except as expressly set forth herein or under the Act, all decisions to be made by or on behalf of the Company shall be made solely by the Managing Member; provided that the Managing Member agrees to act reasonably and in good faith in taking such actions or making such decisions.

Section 3.02 Managing Member. Trimaran Capital, L.L.C. shall be the managing Member of the Company (the “Managing Member”). In the event that the Managing Member is unable to serve as Managing Member, or having commenced to serve, withdraws, such withdrawing Managing Member shall, at the sole option of the Managing Member select a replacement (which replacement shall be an Affiliate of the Managing Member).

Section 3.03 Officers. (a) The Managing Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular officers. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Managing Member. Any number of offices may be held by the same person. Without regard to the general delegation to the officers as set forth above, each officer who holds the title of “President”, “Senior Vice President” or “Vice President”, acting alone, shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company that have been authorized by the Managing Member. In each case, the execution and delivery of such contracts, agreements or other documents, or the taking of any actions in connection therewith, shall be conclusive evidence of the Company’s approval thereof, and no further approval by the Company shall be required.

(b) Each officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Any officer may be removed as such, either with or without cause, by the Managing Member at any time. Any vacancy occurring in any office of the Company may be filled by the Managing Member.

(e) The following persons are hereby appointed officers of the Company:

Steven A. Flyer — President

Dean C. Kehler — Vice President

Andrew R. Heyer — Vice President

Jay R. Bloom — Vice President and Secretary

David L. Benyaminy — Assistant Secretary

Section 3.04 CAC Board. (a) The board of directors of CAC (the “CAC Board”) shall initially consist of a total of seven (7) directors. Except as provided by Section 3.04(c) below, the Managing Member may cause the Company to change the total number of directors comprising the CAC Board, to designate or change the class and voting power of such directors, to appoint any additional directors to the CAC Board and to fill any vacancies on the CAC Board. The Company shall take all Necessary Action to cause any decision of the Managing Member pursuant to the preceding sentence to be effectuated as the Managing Member deems appropriate.

(b) All directors on the CAC Board shall be designated by the Trimaran Vehicles, except as provided in Section 3.04(c) below. All Persons designated to the CAC Board by the Trimaran Vehicles shall be “Trimaran Directors” and all others (including those designated pursuant to Sections 3.04(c) and 3.04(e) below) shall be “Non-Trimaran Directors.”

Subject to Section 3.04(c), the Non-Trimaran Directors shall initially include one designee of American Securities. All Persons to be elected as Trimaran Directors shall be designated by the Trimaran Vehicles, in a manner specified by the Managing Member. The Company and the Managing Member shall take all Necessary Action to cause the election of any Persons properly designated as Trimaran Directors or Non-Trimaran Directors.

(c) For so long as an Investor Member (together with its Affiliates) holds at least fifteen (15)% of the aggregate number of Membership Units outstanding, such Investor Member shall have the right, but not the obligation, to designate one (1) Person to be elected as a Non-Trimaran Director, and the Company shall take all Necessary Action to cause the election of such Person as a Non-Trimaran Director; provided, however, American Securities shall have the right, but not the obligation, to elect (or have elected by the Members) one Person to the CAC Board (which Person shall initially be Glenn Kaufman) until such time as American Securities no longer holds Membership Units; provided further, however, that upon consummation of an IPO, such right shall remain until such time as American Securities holds less than its Threshold Interest Amount.

(d) Notwithstanding anything to the contrary herein, any Non-Trimaran Director shall be reasonably acceptable to the Managing Member (it being understood that Glenn Kaufman, David L. Horing and Michael G. Fisch are reasonably acceptable to the Managing Member). The Company and the Managing Member shall take all Necessary Action to cause the election of any Non-Trimaran Director pursuant to the foregoing.

(e) The Company shall take all Necessary Action to cause the election of the chief executive officer of EPL Holdings, Inc. as a Non-Trimaran Director.

(f) Persons serving on the CAC Board or the boards of other Subsidiaries of the Company shall be reimbursed for reasonable, documented travel expenses incurred in connection with attendance at applicable board meetings.

(g) The board of directors of each Material Subsidiary shall (i) consist of the same proportion of Trimaran Directors and Non-Trimaran Directors as that of the CAC Board and (ii) be elected and appointed in the same manner as the CAC Board, with each Investor Member that has the right to designate a member of the CAC Board having the right to designate a member of the board of directors of each Material Subsidiary. The Managing Member shall amend Schedule D to reflect any additional Material Subsidiaries. The Company shall use its reasonable best efforts to provide that directors and officers liability insurance maintained by CAC, and indemnification rights applicable to CAC directors, shall be similarly maintained or provided, as applicable, to Members serving in their capacities as directors of Material Subsidiaries.

(h) The Continental Member shall have observer rights with respect to CAC Board meetings.

Section 3.05 Meetings of Members. Meetings of Members may be called by the Managing Member from time to time. Notice of any meeting shall be given to all Members not less than three nor more than 20 Business Days prior to the date of such meeting and shall state the location, date and hour of the meeting. Meetings shall be held at the location (within and without the State of Delaware) at the date and hour set forth in the notice of the meeting. No notice of any meeting of Members need be given to any Member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.06 Member Transactions. Transactions between the Company, on the one hand, and any Member (or an Affiliate thereof) shall be on terms no less favorable to the Company than terms that could be obtained on an arms length basis from an unrelated third party; provided that transactions that are not arms length shall be subject to approval by holders of a majority of the aggregate Membership Units held by Members that are disinterested with respect to the applicable transaction (it being agreed that any Member that is a limited partner of an interested party shall be deemed disinterested for this purpose unless such Member has a direct pecuniary interest in the applicable transaction or is an Affiliate of a Member that has a direct pecuniary interest in the applicable transaction); provided further however that if no Members are disinterested, no such separate approval shall be required. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, an increase or series of increases in the annual monitoring fee payable to an Affiliate of Trimaran under the Management and Monitoring Agreement not to exceed $500,000 in the aggregate (i.e., to provide for an annual aggregate monitoring fee of up to $1,000,000), as determined in the discretion of Trimaran in good faith, shall not be subject to any disinterested Member approval hereunder or otherwise so long as such increase is intended to reasonably compensate Affiliates of Trimaran for incremental monitoring responsibilities or activities to be performed by Affiliates of Trimaran under such agreement relative to the responsibilities or activities performed by them as of the date hereof. For the avoidance of doubt, the foregoing provision shall not apply to transactions expressly contemplated by this Agreement (including but not limited to transactions covered under Articles IV, VII and VIII).

Section 3.07 Other. The Managing Member agrees that it will not take any action which would discriminate against any Investor Member (including as a result of holding a minority interest in the Company) in general or relative to the interests of the Managing Member, other than with respect to those rights that the Managing Member has in its capacity as a managing member under this Agreement as in effect as of the date hereof.

ARTICLE IV

CAPITAL CONTRIBUTIONS, MEMBERSHIP UNITS

AND CAPITAL ACCOUNTS

Section 4.01 Capital Contributions. (a) At or prior to the execution of this Agreement, (i) each Member has made a Capital Contribution to the Company in the amount set forth opposite such Member’s name on Schedule B and, in consideration thereof, the Company has issued to such Member the number of Membership Units set forth opposite such Member’s name on Schedule B; (ii) the Trimaran Vehicles contributed to the Company all of the shares of common stock of CAC held by Trimaran, pursuant to a contribution agreement in a form reasonably acceptable to the Managing Member; and (iii) American Securities contributed to the Company all of the shares of common stock of CAC held by American Securities, pursuant to the Exchange and Contribution Agreement, dated as of November 18, 2005.

(b) With respect to cash amounts received by the Company pursuant to subsection (a) above, any of the Officers of the Company shall be authorized to authorize the contribution of all or a portion of such funds promptly to CAC and/or any other Subsidiary thereof. Notwithstanding anything to the contrary, no further approval of the Board of Directors of CAC shall be required with respect to the foregoing.

Section 4.02 Additional Capital Contributions. (a) Except as provided in Section 4.01, or in connection with the exercise of the rights set forth in Section 7.01 and 7.02(d) by such Member, no Member shall be obligated to make Capital Contributions to the Company without the consent of such Member, nor shall any Member be entitled to make any Capital Contribution other than as set forth in Section 4.01 or pursuant to Article VII; provided that this sentence shall not limit the obligations of Members to make payments pursuant to Section 8.01(e). The Managing Member shall amend Schedule B to reflect the making of any additional Capital Contributions and the issuance of any additional Membership Units.

(b) The Company shall issue one or more additional classes of membership interests in the Company in connection with additional Capital Contributions to the Company. In connection with any such additional issuance, the Managing Member shall determine the terms and conditions applicable to such new membership interests and shall amend this Agreement (including Article V hereof) to reflect the issuance of such new membership interests. Notwithstanding the foregoing, (i) no issuance of additional membership interests pursuant to the terms of this Section 4.02(b) shall adversely affect the economic rights attached to Membership Units issued on the Closing Date and (ii) if any amendment made pursuant to the terms of this Section 4.02(b) would have an adverse economic effect on a Member (other than as a result of such Member electing not to exercise any rights granted to such Member pursuant to the terms of this Agreement), such amendment shall require the prior written consent of such Member. Issuances of membership interests in respect of additional Capital Contributions shall be on an arms length basis.

Section 4.03 Additional Members. Subject to the provisions of Section 7.01, the Managing Member may admit one or more additional Members to the Company on such terms as the Managing Member may determine. An additional Member shall (a) execute a counterpart to this Agreement and (b) make a Capital Contribution to the Company in an amount determined by the Managing Member. The Managing Member shall amend Schedule B to reflect the admission of any additional Members.

Section 4.04 Capital Accounts. (a) The Company shall maintain separate capital accounts (a “Capital Account”) for each Member in accordance with the following provisions:

(i) Each Member’s Capital Account shall be increased by the amount of such Member’s Capital Contributions, any Net Income (and items thereof) allocated to such Member pursuant to Section 6.01, and the amount of any Company liabilities assumed by such Member.

(ii) Each Member’s Capital Account shall be decreased by the amount of cash and the gross fair market value (as determined by the Managing Member in its good faith judgment) of any other Company property distributed to such Member (net of any liabilities the Member is considered to assume or take such property subject to), any Net Loss (and items thereof) allocated to such Member pursuant to Section 6.01 and the amount of any liabilities of such Member assumed by the Company.

(iii) In the event all or any portion of a Member’s Membership Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of such Member to the extent such Capital Account relates to the Transferred Membership Units.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations issued under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Managing Member shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 4.04 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder, provided that no such change shall reduce the amount distributable to any Member pursuant to this Agreement.

Section 4.05 Return of Capital. Except upon the dissolution of the Company or as otherwise provided herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions.

Section 4.06 No Interest on Capital Contribution. No Member shall be paid interest on any of its Capital Contributions or on its Capital Accounts.

ARTICLE V

DISTRIBUTIONS

Section 5.01 Distributions. (a) Except as otherwise set forth herein and subject to the second sentence hereof, distributions to the Members shall be made at such times and in such amounts as the Managing Member shall determine in its sole discretion; provided that, subject to Section 8.07, any such distributions (including for this purpose any transfer of Members’ indirect ownership interests in CAC to the Members), shall be made pro rata in accordance with the Members’ respective Membership Units. Subject to the maintenance by the Company of appropriate reserves (as determined by the Managing Member in its reasonable judgment), the Company shall promptly (and in any event within fifteen (15) Business Days) distribute all cash it receives in respect of its ownership interest in CAC and, to the extent practicable, shall make such distributions to Members in sufficient time for Members (or their direct or indirect owners) to pay any taxes with respect to their proportionate indirect ownership interests in CAC.

(b) Distributions may be made in cash or property, as determined by the Managing Member in its reasonable judgment; provided that any such distributions to the Members shall consist of the same relative composition of cash and/or property to each Member, except as otherwise expressly permitted herein.

(c) In the event the Managing Member distributes non-Marketable Securities to any Member pursuant to the terms of this Agreement, other than (i) Newly Issued Securities or (ii) any securities distributed in connection with a dissolution of the Company (other than a dissolution pursuant to Section 11.01(a)(i)), such Member shall enter into a stockholders agreement with the Managing Member (or its designee) in respect of such non-Marketable Securities (i) containing substantially the same terms and conditions as set forth in Articles VII, VIII, and XIII, and Sections 9.04 and 3.04 hereof, (ii) providing that the right to vote such non-Marketable Securities shall remain with the Company or, if the Company has been dissolved, shall lie with the Managing Member and (iii) in the event that such non-Marketable Securities are distributed to the limited partners of the any of the Trimaran Vehicles, containing no greater restrictions on such Member than apply to the non-Marketable Securities that are held by the limited partners of such Trimaran Vehicle. Any such agreement shall terminate upon the earlier of (i) the time that the Managing Member (or its Affiliates) no longer Controls, directly or indirectly, CAC, and (ii) the sixth anniversary of an IPO.

(d) In the event that following an IPO (i) (a) American Securities holds less than its Threshold Interest Amount and (b) the Managing Member elects to remove the representative of American Securities from the CAC Board and each Subsidiary Board (in accordance with the rights set forth in Section 3.04(c)) or (ii) American Securities holds less than its De Minimis Interest Amount and the market value of the CAC common stock beneficially owned by American Securities through its membership interests in the Company constitutes less than five percent (5%) of the aggregate market value of the public float of CAC common stock, then (in either case (i) or (ii)) American Securities shall be entitled to receive a pro rata distribution of the shares of CAC common stock held by the Company in proportion to its ownership of membership interests in the Company (as determined by the Managing Member in good faith) for subsequent resale in compliance with applicable securities laws. In the event that American Securities receives any distribution of shares pursuant to the foregoing, American Securities agrees that it shall comply with any customary requests by underwriters with respect to lockup or similar arrangements with securityholders to the extent officers and directors and/or major stockholders are similarly bound. Any distribution to American Securities pursuant to this Section 5.01(d) foregoing shall be in termination of its entire interest in the Company.

(e) If (i) an IPO has occurred and (ii) on the Windup Distribution Date the market value of the CAC common stock beneficially owned by American Securities through its membership interests in the Company constitutes less than five percent (5%) of the aggregate market value of the public float of CAC common stock, then American Securities shall be entitled, on or following the Windup Distribution Date, to receive a pro rata distribution of the shares of CAC common stock held by the Company in proportion to its ownership of membership interests in the Company (as determined by the Managing Member in good faith) for either (i) subsequent distribution to American Securities’ limited partners or members, as applicable or (ii) sale by American Securities and a subsequent distribution of the proceeds of such sale to its limited partners or members. For purposes of the foregoing, “Windup Distribution Date” shall mean four years following the date of this Agreement. In the event that American Securities receives any distribution of shares pursuant to the foregoing, American Securities agrees that it shall, and shall cause its limited partners or members, as applicable, to comply with any customary requests by underwriters with respect to lockup or similar arrangements with securityholders to the extent officers and directors and/or major stockholders are similarly bound. Any distribution to American Securities pursuant to this Section 5.01(e) shall be in termination of its entire interest in the Company.

Section 5.02 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Membership Units if such distribution would violate Section 18-607 of the Act or other applicable law.

Section 5.03 Offset. Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company or any of its Controlled Affiliates pursuant to this Agreement, as determined by the Managing Member in its reasonable judgment, may be deducted from such sum before payment, to the extent permitted by applicable law.

ARTICLE VI

ALLOCATIONS

Section 6.01 Allocation of Profits and Losses. (a) Except as otherwise set forth in this Section 6.01, for Capital Account purposes, Net Income (and items thereof) and Net Loss (and items thereof) for any fiscal period shall be allocated among the Members pro rata in accordance with each Member’s respective Membership Units.

(b) For federal, state and local income tax purposes, items of income, gain, loss, deduction and expense shall be allocated to the Members in accordance with the allocations of the corresponding amount of Net Income (and items thereof) or amount of Net Loss (and items thereof) of which such items of income, gain, loss, deduction or expense are components for Capital Account purposes under this Section 6.01, except that items with respect to Company property for which there is a difference between tax basis and the Book Value of such property shall be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i). The Company shall specially allocate long-term capital gains with respect to Membership Units for which a Member’s holding period would entitle such Membership Units to be taxable as long-term capital gains if such Member sold such Membership Units.

(c) Notwithstanding any provision of this Section 6.01, no item of deduction, loss or expense shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member’s Capital Accounts (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the sum of (i) the amount that such Member would be required to reimburse the Company pursuant to this Agreement or under applicable law and (ii) the amount that such Member is deemed obligated to reimburse pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). In the event some but not all of the Members would have such excess Capital Account deficits as a consequence of such allocation of loss, deduction or expense, the limitation set forth in this Section 6.01(c) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible deduction, loss or expense to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. In the event any loss, deduction or expense shall be specially allocated to a Member pursuant to the preceding sentence, an equal amount of income or gain of the Company shall be specially allocated to such Member prior to any allocation pursuant to Section 6.01(a).

(d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account in excess of that permitted under Section 6.01(c) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 6.01(d) shall be taken into account in computing subsequent allocations pursuant to this

Section 6.01 so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Section 6.01 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 6.01 if such unexpected adjustments, allocations or distributions had not occurred.

(e) In the event the Company incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Section 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations.

(f) The Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value (as determined by the Managing Member in its good faith judgment) of Company property whenever Membership Units are relinquished to the Company, whenever an additional Member is admitted to the Company in accordance with Section 4.03, upon any termination of the Company within the meaning of Section 708 of the Code, and when the Company is liquidated pursuant to Article XI, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).

(g) All elections, decisions and other matters concerning the allocation of income, gains, losses, deductions and expenses among the Members, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member in good faith. Such determination made in good faith by the Managing Member shall, absent manifest error, be final and conclusive as to all Members.

(h) In the event of a Transfer of a Member’s Membership Units pursuant to Article VIII, at the request of the Member transferring such Membership Units or its successor in interest that the Company make an election under Section 754 of the Code, if such election would not materially adversely affect the interests of the Members, the Managing Member may, in its reasonable judgment, cause the Company to make such election (which election, unless properly revoked, will, in accordance with Section 754 of the Code and the Treasury Regulations thereunder, be binding with respect to all subsequent Transfers of Membership Units of the Company and with respect to certain distributions of property by the Company).

Section 6.02 Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local tax withholding or deduction requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld or deducted with respect to any Member shall be treated as distributions to such Member under the applicable provisions of this Agreement. If any such withholding or deduction requirement with respect to any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, or if any such withholding or deduction requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Membership Units hereby indemnifies and agrees to hold harmless the Managing Member and the Company for such excess amount or such withholding or deduction requirement, as the case may be.

ARTICLE VII

PREEMPTIVE RIGHTS

Section 7.01 Additional Issuances of Equity and Debt Securities of the Company. (a) If, following the Closing Date, the Company proposes to issue additional equity securities or debt securities (other than any issuances pursuant to, or consequent upon, the exercise of the preemptive rights set forth in Section 7.02), the Company shall provide written notice to each Member of such anticipated issuance no later than twenty (20) Business Days prior to the anticipated issuance date. Such notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price for the new equity securities or debt securities, as applicable, and the anticipated issuance date. Each Member shall have the right to purchase up to its Pro Rata Portion of such new equity securities or debt securities at the price and on the terms and conditions specified in the Company’s notice by delivering an irrevocable written notice to the Company no later than five (5) Business Days before the anticipated issuance date, setting forth the number of such new equity securities or amount of new debt securities, as applicable, for which such right is exercised. Such notice shall also include the maximum number of new equity securities or amount of new debt securities, as applicable, the Member would be willing to purchase in the event any other Member elects to purchase less than its Pro Rata Portion of such equity securities or debt securities. If any Member elects not to purchase its full Pro Rata Portion of such new equity securities or debt securities, the Company shall allocate any remaining amount among those Members (pro rata in accordance with the Membership Units, or, in the case of a debt issuance that occurs when the Company already has outstanding debt securities, the debt securities then held by each such Member) who have indicated in their notice to the Company a desire to purchase new equity securities or debt securities in excess of their respective Pro Rata Portions.

(b) In the event Members do not purchase all such new equity or debt securities in accordance with the procedures set forth in Section 7.01(a), the Company shall have sixty (60) days after the expiration of the five (5) Business Day period to sell to other Persons (including other Members) the remaining new equity or debt securities at the price and on the terms and conditions specified in the Company’s notice to the Members pursuant to Section 7.01(a). If the Company fails to sell such equity or debt securities within sixty (60) days of the notice provided pursuant to Section 7.01(a), the Company shall not thereafter issue or sell any equity or debt securities without first offering such equity or debt securities to the Members in the manner provided in Section 7.01(a). The Managing Member shall amend Schedule B to reflect the purchase by any Person of Membership Units in accordance with the terms of this Section 7.01.

Section 7.02 Additional CAC Securities. (a) The Members hereby acknowledge that the Company has been granted preemptive rights over future issuances of certain securities by CAC (the “Newly Issued Securities”) and securities of Subsidiaries of CAC (“Other Securities”) in each case pursuant to Article VIII of the Stockholders Agreement and that such rights (and the rights described in this Section 7.02) are subject to, qualified by, and exercisable solely in accordance with, the terms of the Stockholders Agreement.

(b) At any time that the Company is permitted to exercise its preemptive rights over Newly Issued Securities under the Stockholders Agreement, each Member shall have the right to cause the Company to purchase up to such Member’s Pro Rata Portion of such Newly Issued Securities in accordance with the procedures set forth herein. At any time that the Company is permitted to exercise its preemptive rights over Other Securities under the Stockholders Agreement, each Member shall have the right to cause the Company to purchase up to such Member’s Pro Rata Portion of such Other Securities in accordance with the procedures set forth herein so long as a Trimaran Vehicle (or an Affiliate thereof) is participating in such issuance (either directly or indirectly through a Capital Contribution by a Trimaran Vehicle or an Affiliate to the Company).

(c) The Company shall provide written notice (the “Preemptive Rights Notice”) to each Member of any proposed issuance of Newly Issued Securities or Other Securities (as the case may be) over which the Company has preemptive rights under the terms of the Stockholders Agreement promptly following the Company’s receipt of notice of such issuance pursuant to the Stockholders Agreement. Such Preemptive Rights Notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price of the Newly Issued Securities or Other Securities (as the case may be), the proposed date of issuance of the Newly Issued Securities or Other Securities (as the case may be) and the Pro Rata Portion of Newly Issued Securities or Other Securities (as the case may be) such Member may cause the Company to purchase in connection with such issuance. Each Member shall have a period of ten (10) Business Days from the date the Preemptive Rights Notice is delivered (the “Election Period”) within which to cause the purchase of up to such Member’s Pro Rata Portion of Newly Issued Securities or Other Securities (as the case may be), at the price and upon the terms specified in the Preemptive Rights Notice, by delivering an irrevocable written notice (the “Election Notice”) to the Company setting out the number of Newly Issued Securities or Other Securities (as the case may be) for which such right is exercised. Such Election Notice shall also include the maximum number of additional Newly Issued Securities or Other Securities (as the case may be) such Member would be willing to cause the Company to purchase in the event any other Member elects to cause the purchase of less than its Pro Rata Portion of Newly Issued Securities or Other Securities (as the case may be). If any Member does not deliver an Election Notice within the Election Period, such Member shall be deemed to have irrevocably waived any and all rights under this Section 7.02 with respect to such Newly Issued Securities or Other Securities (as the case may be) (but not with respect to future issuances in accordance with this Section 7.02). In the event any Member elects not to cause the purchase of its full Pro Rata Portion of Newly Issued Securities or Other Securities (as the case may be), the Company shall allocate any remaining amount among those Members (pro rata in accordance with the Membership Units then held by each such Member) who have indicated in an Election Notice a desire to cause the purchase of additional Newly Issued Securities or Other Securities (as the case may be) in excess of their respective Pro Rata Portions.

(d) Promptly following the end of the Election Period, the Company shall notify each electing Member of the amount of Newly Issued Securities or Other Securities (as the case may be) for which it has exercised its rights under this Section 7.02, each such Member shall make a Capital Contribution to the Company in an amount equal to the purchase price for such Newly Issued Securities or Other Securities (as the case may be), and the Managing Member shall apply such Capital Contributions to the purchase by the Company of such Newly Issued Securities or Other Securities (as the case may be). The Managing Member, in its reasonable discretion, shall determine whether the Newly Issued Securities or Other Securities (as the case may be) shall be held by such Member or by the Company and, if by the Company, the number and class of new membership interests in the Company to be issued in respect of any Capital Contributions by such Member for such Newly Issued Securities or Other Securities (as the case may be) and the terms and conditions applicable to such membership interests. The Managing Member shall amend Schedule B to reflect the purchase of any such membership interests. Alternatively, in the event the Managing Member determines that such Member shall hold such Newly Issued Securities or Other Securities (as the case may be) directly rather than through its membership interest in the Company, such Member hereby agrees that it shall, upon the Managing Member’s request, (i) enter into a shareholders agreement with the Managing Member (or its designee) in respect of such Newly Issued Securities or Other Securities (as the case may be) containing substantially the same terms and conditions set forth in Articles VII, VIII, and XIII hereof, and providing that the right to vote such Newly Issued Securities or Other Securities (as the case may be) shall remain with the Company, or, if the Company has been dissolved, shall lie with the Managing Member, until such time as the Managing Member (or its Affiliates) no longer Control, directly or indirectly, CAC, and (ii) become a party to the Stockholders Agreement (or a similar agreement containing registration rights); provided, in each case that acquiring such securities directly and entering into such stockholders agreement does not violate any of the provisions of the underlying agreements governing such Newly Issued Securities or Other Securities.

Section 7.03 Qualifications to Preemptive Rights. (a). [Intentionally Left Blank]

(b) Each Member may assign its preemptive rights (in whole or in part) under the terms of this Article VII to any of its Affiliates that is a Member. Any such assignment shall be set forth in the Election Notice or the notice delivered by such Member to the Managing Member under Section 7.01, as the case may be.

(c) In the event the Company holds Newly Issued Securities or Other Securities (as the case may be) that a Member has caused the Company to purchase pursuant to the provisions of Section 7.02 and in which no Trimaran Vehicle (or its Affiliates) has an interest, the Managing Member shall not sell such Newly Issued Securities or Other Securities (as the case may be) to any Person without the consent of such Member. For the avoidance of doubt, the provisions of this Section 7.03(c) shall in no way affect the rights or obligations of any Member pursuant to the provisions of Section 8.04 hereof.

ARTICLE VIII

TRANSFERS

Section 8.01 Transfer Restrictions. (a) Until the earlier of (i) the date following an IPO upon which at least 20% of the common stock of CAC or a Subsidiary thereof has been sold pursuant to a public offering or under Rule 144 promulgated under the Securities Act; and (ii) the fifth (5th) anniversary of the Closing Date (such earlier date, the “Initial Holding Period”), no Member, other than any Trimaran Vehicle, may Transfer any Membership Units, other than (i) to an Affiliate in accordance with the terms of Section 8.05; (ii) to a Trimaran Vehicle or any Person controlled by or under control, or common control, of any Trimaran Principal; or (iii) pursuant to, or consequent upon, the exercise of the tag-along or drag-along rights set forth in Sections 8.03 and 8.04, respectively, without the prior written consent of the Managing Member (which consent may not be unreasonably withheld by the Managing Member). After the Initial Holding Period, a Member, other than any Trimaran Vehicle, may Transfer any Membership Units only in accordance with, and subject to the applicable provisions of, this Article VIII. For the avoidance of doubt, Transfers by Trimaran Vehicles shall be subject to the applicable provisions of Sections 8.01(c), (d) and (e), Section 8.03 and Section 8.04, as provided therein.

(b) Notwithstanding the foregoing, in no event shall any Member, other than any Trimaran Vehicle, be entitled to Transfer any Membership Units, whether during or after the Initial Holding Period, to any Person that, in the good faith reasonable judgment of the Managing Member, is an actual or potential competitor of, or otherwise adverse to the interests of, CAC.

(c) No Member shall be entitled to Transfer any Membership Units or any other rights under this Agreement (including to an Affiliate) at any time unless the Managing Member is reasonably satisfied that such Transfer would not:

(i) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Membership Units;

(ii) cause the Company to become subject to the registration requirements of the Investment Company Act;

(iii) be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code; and

(iv) cause the Company to become a “publicly-traded partnership”, as such term is defined in Sections 469(k)(2) or 7704 of the Code.

(d) Any purported Transfer of Membership Units other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Membership Units pursuant to any such Transfer.

(e) Any Member that proposes to Transfer Membership Units in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer, other than pursuant to the exercise of registration rights under the Stockholders Agreement, in which case the expenses thereof shall be treated in accordance with the provisions of the Stockholders Agreement, or as provided in Section 8.04 or 8.07; provided, however, that any liabilities incurred by the Company in connection with any such registration on behalf of one or more Members shall be borne by such Members pro rata in accordance with the proceeds received by such Members in connection with such registration; provided, further, that any such Member’s liability under the foregoing proviso shall not exceed the amount of proceeds received by such Member in such registration.

Section 8.02 Right of First Offer. (a) If the Managing Member is required to consent to any Transfer of all or any portion of a Member’s Membership Units and provides such consent prior to the Initial Holding Period or if a Member desires to transfer such Membership Units following the Initial Holding Period in accordance with the terms hereof, then a right of first offer shall be applicable with respect thereto in accordance with the following provisions:

(i) Any such Member shall provide the Managing Member with written notice (an “Offer Notice”) of its desire to Transfer such Membership Units. The Offer Notice shall specify the number of Membership Units such Member wishes to Transfer, the proposed purchase price for such Membership Units and any other terms and conditions material to the sale proposed by such Member.

(ii) The Managing Member shall have a period of up to thirty (30) days following receipt of the Offer Notice to elect to purchase (or to cause one or more of its Affiliates to purchase) all such Membership Units on the terms and conditions set forth in the Offer Notice by delivering to the transferring Member a written notice thereof.

(iii) If the Managing Member elects to purchase (or to cause one or more of its Affiliates to purchase) the Membership Units which are the subject of the proposed Transfer within the applicable thirty (30) day period, such purchase shall be consummated within thirty (30) days after the date on which the Managing Member notifies the transferring Member of such election.

(iv) If the Managing Member does not elect to purchase the Membership Units within such initial thirty (30) day period, or if earlier, upon notice by the Managing Member to the transferring Member of its election not to purchase the Membership Units subject to the Offer Notice, the transferring Member shall provide to each other Member the Offer Notice (which notice to the transferring Member, if given, shall be provided to each other Member). Each Member shall have a period of up to fifteen (15) days following receipt of the Offer Notice to elect to purchase all such Membership Units on the terms and conditions set forth in the Offer Notice (each electing Member, a “Purchasing Member”) by delivering to the transferring Member a written notice thereof; provided, if there is more than one Purchasing Member, the Membership Units subject to the Offer Notice will be allocated pro rata based on the relative number of Membership Units held by each Purchasing Member.

(v) If Members do not elect to purchase the Membership Units subject to the Offer Notice within such fifteen (15) day period, the transferring Member may Transfer such Membership Units at any time within sixty (60) days following such period at a price which is not less than the purchase price and on terms and conditions no more favorable to the purchaser than those specified in the Offer Notice.

(vi) The provisions of this Section 8.02 shall not apply to Transfers of Membership Units to Affiliates made in accordance with Sections 8.05 and 8.06 or to any distribution of Membership Units by the Trimaran Vehicles to their respective members or limited partners.

Section 8.03 Tag-Along Rights. (a) In the case of a proposed Transfer of the Membership Units held by any Trimaran Vehicle (the “Transferring Member”) other than (i) to its Affiliates or any Person controlled by or under control, or common control, of any Trimaran Principal; (ii) pursuant to, or consequent upon the exercise of, any drag-along right set forth in Section 8.04, (a “Tag-Along Transfer”); or (iii) pursuant to an Equity Syndication, each other Member may exercise tag-along rights in accordance with the terms, conditions and procedures set forth herein (any Member exercising such rights, a “Tagging Member”).

(b) The Transferring Member shall promptly give notice (a “Tag-Along Notice”) to each Member of any Tag-Along Transfer, setting forth the number of Membership Units proposed to be Transferred, the name and address of the Transferee, the proposed amount and form of consideration for such Membership Units, and any other material terms and conditions of the Tag-Along Transfer. Each Member shall have a period of thirty (30) days from the date of the Tag-Along Notice within which to elect to sell up to its Pro Rata Portion of

Membership Units in connection with such Tag-Along Transfer. Any Member may exercise such right by delivery of an irrevocable written notice to the Transferring Member specifying the number of Membership Units such Member desires to include in the Tag-Along Transfer. If the Transferring Member is unable to cause the Transferee to purchase all the Membership Units proposed to be Transferred by the Transferring Member and the Tagging Members, then the number of Membership Units each such Member is permitted to sell in such Tag-Along Transfer shall be scaled back pro rata based on the number of Membership Units held by such Member relative to the number of Membership Units held by all Members participating in such Tag-Along Transfer. The Transferring Member shall have a period of thirty (30) days following the expiration of the thirty (30) day period mentioned above to sell all the Membership Units agreed to be purchased by the Transferee, on the payment terms specified in the Tag-Along Notice.

(c) Each Tagging Member shall agree (i) to make the same representations, warranties, covenants, indemnities and agreements to the Transferee as made by the Transferring Members in connection with the Tag-Along Transfer (other than any non-competition or similar agreements or covenants that would bind the Tagging Member or its Affiliates), and (ii) to the same terms and conditions to the transfer as the Transferring Members agree. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by each Transferring Member and each Tagging Member severally and not jointly, and any liability for breach of any such representations and warranties related to CAC shall be allocated among each Transferring Member and each Tagging Member pro rata based on the relative number of Membership Units to be Transferred by each of them, and the aggregate amount of liability for each such Transferring Member and Tagging Member shall not exceed the U.S. dollar value of the total consideration to be paid by the Transferee to such Transferring Member and Tagging Member, respectively.

(d) Each Member hereby acknowledges that “Management Stockholders” under the Stockholders Agreement may have tag-along rights with respect to shares of common stock of CAC in connection with Transfers of Membership Units triggering tag-along rights hereunder.

(e) Each Member may assign its tag-along rights (in whole or in part) under the terms of this Section 8.03 to any of its Affiliates that is a Member. Any such assignment shall be set forth in the Election Notice or the notice delivered by such Member to the Managing Member under Section 8.03(b).

Section 8.04 Drag-Along Rights. (a) If the Trimaran Vehicles (the “Selling Members”) agree to Transfer, in any single or series of related transactions, greater than fifty percent (50%) of the aggregate number of Membership Units held at the time of such Transfer by the Selling Members to a non-affiliated third party (“Drag-Along Transfer”), the Selling Members may exercise drag-along rights in accordance with the terms, conditions and procedures set forth herein.

(b) The Managing Member shall promptly give notice (a “Drag-Along Notice”) to each other Member (the “Drag-Along Member”) of any election by the Selling Members to exercise their drag-along rights under this Section 8.04, setting forth the name and address of the Transferee, the total number of Membership Units proposed to be Transferred by the Selling Members, the proposed amount and form, ratable amount and choices (if applicable) of consideration for such Membership Units (provided, that the Drag-Along Members shall receive the identical form of consideration that the Selling Members receive in any such Transfer), and all other material terms and conditions of the Drag-Along Transfer. Such notice shall also specify the number of Membership Units such Drag-Along Member shall be required to transfer, up to such Drag-Along Member’s Pro Rata Portion of Membership Units. Any transfer of Membership Units by a Drag-Along Member pursuant to the terms hereof shall be at the price per Membership Unit specified in the Drag-Along Notice.

(c) Each Drag-Along Member must agree (i) to make the same representations, warranties, covenants, indemnities and agreements as made by the Selling Members in connection with the Drag-Along Transfer (other than any non-competition or similar agreements or covenants that would bind the Drag-Along Member or its Affiliates), and (ii) to the same terms and conditions to the transfer as the Selling Members agree. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by each Selling Member and Drag-Along Member severally and not jointly and any liability for breach of any such representations and warranties related to CAC shall be allocated among each Selling Member and Drag-Along Member pro rata based on the relative number of Membership Units Transferred by each of them, and the aggregate amount of liability for each such Selling Member and Drag-Along Member shall not exceed the U.S. dollar value of the total consideration to be paid by the Transferee to such Selling Member and Drag-Along Member, respectively.

(d) In the event that any transfer pursuant to this Section 8.04 is structured as a merger, consolidation, or similar business combination, each Drag-Along Member must further agree to (i) vote in favor of the transaction, (ii) take such other action as may be required to effect such transaction, and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

(e) Solely for purposes of Section 8.04(d) and in order to secure the performance of each Member’s obligations under Section 8.04(d), each Member hereby irrevocably appoints the Managing Member the attorney-in-fact and proxy of such Member (with full power of substitution) to vote, provide a written consent or take any other action with respect to its Membership Units as described in this paragraph if, and only in the event that, such Member fails to vote or provide a written consent with respect to its Membership Units in accordance with the terms of Section 8.04(d)(i) or fails to take any other action in accordance with the terms of Section 8.04(d)(ii) or Section 8.04(d)(iii) (each such Member, a “Breaching Drag-Along Member”) within ten (10) days of a request for such vote, written consent or action. Upon such failure, the Managing Member shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Drag-Along Member’s

Membership Units for the purposes of taking the actions required by Section 8.04(d). Each Member intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Member shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 8.04(d) with respect to the Membership Units owned by such Member.

(f) If any Drag-Along Member fails to transfer to the Drag-Along Buyer the Membership Units to be sold pursuant to this Section 8.04, the Selling Members may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Membership Units with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and thereupon all of such Drag-Along Member’s rights in and to such Membership Units shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Member of appropriate documentation evidencing the transfer of such Membership Units to the Drag-Along Buyer, the Selling Members shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Member.

(g) Any Transfer by the Trimaran Vehicles of Membership Units covered by this Section 8.04 may be structured as an auction and may be initiated by the delivery to the Company and the other Members of a written notice that Trimaran has elected to initiate an auction sale procedure. Trimaran shall be entitled to take all steps reasonably necessary to carry out an auction of the Company and its Subsidiaries, including, without limitation, selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company and each Member shall provide assistance with respect to these actions as reasonably requested.

(h) Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and the Trimaran Vehicles in connection with a Transfer of Membership Interests covered by this Section 8.04 shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by the Members on a pro rata basis based on the consideration received by each Member with respect to such transaction.

(i) The Members hereby acknowledge that the Company shall have the right to exercise drag along rights in respect of shares of Company Stock (as defined in the Stockholders Agreement) pursuant to the terms and conditions of the Stockholders Agreement in the event that the Selling Members exercise rights under this Section 8.04, and the Selling Members shall have the right to cause the Company to exercise such rights under the Stockholders Agreement.

Section 8.05 Transfers to Affiliates. Subject to Section 8.06, any Member may Transfer any Membership Units to an Affiliate of such Member; provided that such Transfer shall not be effective unless and until the Managing Member is reasonably satisfied that such Transfer complies with the conditions set forth in clauses (i) through (iv) of Section 8.01(c); and, provided further that, notwithstanding anything to the contrary herein, transfers to Affiliates shall not trigger the right of first offer, tag-along or drag-along rights described in Sections 8.02, 8.03 and 8.04, respectively; provided further that, in the case of American Securities, for purposes of this Section 8.05 and corresponding provisions addressing Transfers to Affiliates, an “Affiliate” thereof shall mean American Securities Capital Partners, L.P., American Securities Capital Partners L.L.C. and any investment fund managed by either of them.

Section 8.06 Rights and Obligations of Transferees. Any Transferee of Membership Units (including Affiliates of the transferor) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the Managing Member, to make such Person a party thereto, whereupon such Transferee will be treated as a Member for all purposes of this Agreement (and will be subject to all the rights and obligations of the transferor in relation to Transferred Membership Units). Notwithstanding anything to the contrary herein, the rights of any Investor Member under Section 3.04 to select directors shall not be transferable (including to their respective Affiliates).

Section 8.07 Registration Rights. (a) The Members hereby acknowledge that the Company has entered into the Stockholders Agreement pursuant to which the Company has been granted certain demand and “piggyback” registration rights in respect of certain securities of CAC held by the Company and that such rights (and the rights described in this Section 8.07) are subject to, qualified by, and exercisable solely in accordance with, the terms and conditions of the Stockholders Agreement. The Company shall not consent to the revision, amendment or alteration of the Stockholders Agreement in a manner that would have a material adverse effect on the rights of an Investor Member or Trimaran without the consent of such Member.

(b) Following the later of (i) 270 days following the completion of an IPO and (ii) the time at which CAC becomes eligible to register securities using a Form S-3 (or any successor form thereto), an Investor Member holding 15% or more of the outstanding Membership Units (a “Demand Investor”) shall have the right to cause the Company to exercise one (1) of the Company’s Short-Form Demand Rights to require the registration by CAC of up to a number of shares of common stock of CAC (the “Registrable Shares”) then held by the Company representing that portion of such Demand Investor Member’s proportionate interest in the Company attributable to such Registrable Shares (an “Investor Demand”). For purposes of this Agreement, a “Short Form Demand Right” means the right of the Company, pursuant to the terms and conditions of the Stockholders Agreement, to require the Company to register any of the Company’s Registrable Shares on Form S-3 or any similar short-form registration statement if the Company qualifies to use such short form.

(c) Notwithstanding anything to the contrary herein, Investor Demand rights shall be subject to the following limitations:

(i) the Company, in its sole discretion, shall have the right to delay any Investor Demand for a period of no more than nine (9) months from the date an Investor Demand is requested (which period shall be inclusive of, and not in addition to, any registration delay periods under the Stockholders Agreement); provided that the Company may exercise each such delay right on only one occasion;

(ii) if the Company elects to exercise any of its demand rights under the Stockholders Agreement on its own behalf at any time, it shall have the right to preempt any demand request it receives from Investor, by delivery of written notice to the applicable Demand Investor within thirty (30) Business Days of its receipt of the Demand Investor’s demand request, in which case Demand Investor shall not be deemed to have exercised an Investor Demand right;

(iii) the aggregate public offering price of the Registrable Shares subject to an Investor Demand, as the case may be, shall be equal to at least $15.0 million; and

(iv) an underwriter selected by the applicable Demand Investor shall advise the Company on the maximum number of Registrable Shares that may be sold pursuant to the applicable Investor Demand, such advice to be based on such underwriter’s determination of whether such sale would have a negative impact on the market for the shares of Company, and if the Managing Member concurs with such advice (such concurrence not to be unreasonably withheld), the applicable Demand Investor shall be permitted to exercise such Investor Demand right in an amount not to exceed such maximum number of Registrable Shares.

(d) The Company shall distribute the proceeds (net of any expenses incurred by the Company in respect of such registration) of the sale of any Registrable Shares that are the subject of an Investor Demand to the applicable Demand Investor who exercised the Investor Demand and any other participating Members, and shall cancel on its books the corresponding membership interests in the Company held by such Demand Investor and any other participating Members, and thereupon all of such Demand Investors’ and any other participating Members’ rights in and to such membership interests shall terminate.

(e) A Demand Investor may withdraw an Investor Demand at any time after its delivery of the Investor Demand Notice thereof. Upon receipt of a notice of withdrawal from the Demand Investor, the Company shall, and shall cause CAC to, cease all efforts to secure effectiveness of the applicable registration statement, in which case the applicable Demand Investor shall be deemed to have exercised such Investor Demand right, except if the withdrawal is made following a delay by the Company pursuant to Section 8.07(c)(i).

(f) Notwithstanding anything to the contrary herein, in the event Demand Investor exercises any Investor Demand rights in accordance with the provisions of this Section 8.07 or any Member exercises its rights under Section 8.07(g) below, the Managing Member shall (i) cause the Company to issue to such Members additional classes of membership interests in the Company and (ii) amend the terms of this Agreement (including Article V hereof), in each case in order to reflect the proportionate economic interest of each such Member in the Company following the exercise of such rights; provided that no such amendments or issuances shall have an adverse economic effect on a Member.

(g) If the Company does not elect to exercise its “piggyback” registration rights in connection with any registered offering by CAC or in the event of a “demand” registration initiated by the Company, each Member shall have the right to cause the Company, pursuant to such registration rights, to request the inclusion by CAC in such registration of up to a number of securities of CAC then held by the Company representing that portion of such Member’s proportionate interest in the Company attributable to such securities. The Company shall distribute the proceeds (net of any expenses incurred by the Company in respect of such registration) of the sale of any securities that are included in such registration to such Member, and shall cancel on its books the corresponding membership interests held by such Member, and thereupon all of such Member’s rights in and to such membership interests shall terminate.

ARTICLE IX

COMPANY EXPENSES, BOOKS AND RECORDS,

TAX MATTERS

Section 9.01 Fees and Expenses. Subject to Section 8.01(e), the Managing Member shall cause the Company or a subsidiary thereof as determined by the Managing Member to pay all reasonable expenses incurred in connection with the formation of the Company, this Agreement and the Company’s investments in the securities of CAC. Appropriate reserves for contingent liabilities may be withheld from distribution to the Members, as determined by the Managing Member in its sole discretion.

Section 9.02 Fiscal Year and Method of Accounting. The fiscal year of the Company shall begin on January 1 of each year (except for the first fiscal year of the Company, which shall begin on the date upon which the Certificate of Formation was filed) and end on the following December 31 (except for the last fiscal year of the Company, which shall end on the date on which the Company is terminated). The Managing Member shall select the appropriate method of accounting for the Company.

Section 9.03 Records and Information. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

Section 9.04 Financial Statements and Reports. The Managing Member shall oversee the accounting, tax and recordkeeping matters of the Company. The Managing Member (i) shall provide to each Investor Member quarterly and annual financial statements of the Company (in the case of annual financial statements, audited by an independent public accountant in accordance with U.S. generally accepted accounting principles) and (ii) shall use reasonable best efforts to cause CAC to provide to each Investor Member El Pollo Loco, Inc.’s monthly reporting package, in each case to the same extent as to any Trimaran Vehicle (solely in its capacity as a Member hereof), provided that no CAC financial statements or monthly reporting package shall be provided to any Investor Member pursuant to the terms hereof so long as such Investor Member has designated at least one director to serve on the CAC Board under the terms of Section 3.04 (it being understood and agreed that the Persons to be designated by an Investor Member as Non-Trimaran Directors pursuant to Section 3.04 hereof shall have the right as Non-Trimaran Directors to receive information and reports of CAC to the extent provided by Delaware law and, subject to any confidentiality obligations, shall have the right to share such information and reports with the applicable Investor Member). The Managing Member shall cause each Member to receive, within a reasonable time after the close of each fiscal year and fiscal quarter, the unaudited financial statements of the Company for such period. The Managing Member shall also provide Members with notice of (i) any major acquisitions, dispositions or other major transactions that the Managing Member deems material to the Company and (ii) any event that requires notice to be given to the Company under the Stockholders Agreement.

Section 9.05 U.S. Tax Classification. (a) The Company shall be classified as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall take any action so as to cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) The Managing Member shall use reasonable efforts not to take any action that could cause any Member (i) to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes as a result of such Member’s investment in the Company; or (ii) to have any tax filing obligations in any non-U.S. jurisdiction, other than any non-U.S. jurisdiction under the laws of which such Member is organized. The Company shall use commercially reasonable efforts not to undertake activities that would cause any Member to realize “unrelated business taxable income” within the meaning of Section 512 of the Code solely as a result of such activities.

(c) The Managing Member shall cause the Company to provide each Member with such information as is necessary for such Member to meet its U.S. tax filing obligations.

(d) The Company shall separately identify each block of Newly Issued Securities or Other Securities it acquires so as to keep the holding period of such Newly Issued Securities or Other Securities distinct from each other block of securities for federal income tax purposes.

Section 9.06 Tax Matters Member. Pursuant to Section 6231(a)(7) of the Code, the Managing Member is hereby designated as the tax matters member, and shall assume and be responsible for duties provided in the Code for the “tax matters partner.”

ARTICLE X

LIABILITY, INDEMNIFICATION AND CONTRIBUTION

Section 10.01 Liability of Members. (a) Liability to the Company and Other Members. No Member (or any of its Affiliates), or any direct or indirect partner, member, shareholder, employee, director, officer or agent of such Member or any of its Affiliates (each, an “Indemnified Person”) shall be liable, responsible or accountable in damages or otherwise to the Company or to any of the other Members, their successors or assigns except (i) in connection with any breach of this Agreement by such Member or (ii) by reason of acts or omissions related to the Company which are found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of such Indemnified Person’s fraud, gross negligence or willful misconduct.

(b) Liability to Third Parties. No Member of the Company shall be liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company or of any other Member.

Section 10.02 Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Indemnified Person from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to constitute fraud, gross negligence or willful misconduct. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification may be sought under this Section 10.02 shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder. Notwithstanding the foregoing, the provisions of this Section 10.02 shall terminate upon a dissolution of the Company in accordance with Section 11.01; provided, however, that any claims in respect of actions or omissions occurring prior to the dissolution of the Company shall survive such dissolution.

Section 10.03 Exclusivity. The remedies provided for in this Article X are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

Section 10.04 Fiduciary Duty. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by Section 1101(c) of the Act, no Covered Person shall owe any duties at law or in equity (including fiduciary duties) to any other Covered Person other than any duties and obligations expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. A Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. Nothing in this Article 10.04 shall eliminate any implied covenant of good faith and fair dealing between Covered Persons.

ARTICLE XI

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 11.01 Dissolution. (a) The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur:

(i) a determination by the Managing Member to dissolve the Company;

(ii) any dissolution required by operation of law; or

(iii) upon the sixth anniversary of an IPO.

(b) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the Company’s assets have been distributed as provided in Section 11.03 and in the Act.

(c) Notwithstanding any other provision of this Agreement, the bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and despite the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) Notwithstanding any other provision of this Agreement, each Member waives any right it might have under the Act or otherwise to (i) agree in writing to dissolve the

Company upon such Member’s bankruptcy, or upon the occurrence of an event that causes such Member to cease to be a member of the Company, and (ii) apply for judicial dissolution of the Company.

Section 11.02 Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company and the termination of this Agreement, the Certificate of Formation shall be canceled in accordance with the provisions of Section 18-203 of the Act and the Members shall be promptly notified of such dissolution.

Section 11.03 Liquidation. Upon dissolution of the Company, as expeditiously as is reasonable, the Managing Member shall cause the Company to pay its liabilities and make distributions in the following order of priority:

(a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(b) to the Members, pro rata in accordance with their respective Membership Units.

Section 11.04 Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

Section 11.05 Return of Members’ Capital Contribution. A Member shall look solely to the Company’s assets for the return of such Member’s Capital Contribution. If the assets remaining after payment or discharge of all debts and liabilities of the Company are insufficient to return such Member’s Capital Contribution, the Member shall have no recourse against any other Member except to the extent of any required Capital Contribution of any other Member which has not been paid when due.

Section 11.06 Termination. (a) This Agreement shall terminate, and the Company shall be dissolved, upon the earlier to occur of (i) six (6) years following an IPO and (ii) such time as the distributions provided for in Section 11.03 have been made (the “Termination Date”).

(b) Upon the termination of this Agreement, no party shall have any liability or obligation to any other party hereunder, provided that (i) the termination of this Agreement shall not relieve a party from liability for any breach of this Agreement on or prior to the Termination Date, and (ii) Article X shall survive termination of this Agreement in accordance with its terms.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.01 Member Representations. Each Member hereby represents and warrants to the Company as follows:

(a) If the Member is a corporation, partnership, limited liability company, trust, estate or other entity, the Member is empowered, authorized and qualified to become a Member subject to the terms and conditions of this Agreement, and the person signing this Agreement on behalf of the Member has been duly authorized by the Member to do so;

(b) If the Member is an individual, the Member is of legal age to execute this Agreement and is legally competent to do so;

(c) This Agreement has been duly authorized, executed and delivered by the Member and, upon due authorization, execution and delivery by the other parties hereto, will constitute the valid and legally binding agreement of the Member, enforceable in accordance with its terms against the Member;

(d) The execution, delivery and performance of this Agreement by the Member does not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Member is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate the organizational documents of the Member, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Member is subject;

(e) (i) The Member understands that the offering and sale of the Membership Units are intended to be exempt from registration under the Securities Act and applicable U.S. state securities laws in reliance on the private placement exemption from registration provided in Section 4(2) of the Securities Act and Regulation D promulgated thereunder and exemptions under applicable U.S. state securities laws and, in the case of persons that are not U.S. persons, in reliance on exemptions under the applicable laws of the non-U.S. jurisdiction in which the Membership Units are being offered and sold, and the Member agrees that it shall not engage in any Transfer of the Membership Units it acquires in any manner that would require the registration of the Membership Units under the Securities Act or under the laws of any non-U.S. jurisdictions.

(ii) The Member is an “accredited investor” within the meaning of Regulation D of the Securities Act.

(iii) Each Member (A) directly or indirectly, is acquiring the Membership Units in compliance with all applicable laws, rules, regulations and other legal requirements including, without limitation, the legal requirements of jurisdictions in which such Member is resident and in which such acquisition is being consummated, and (B) has consulted with legal counsel and financial, accounting, regulatory and tax advisors, as necessary, to ensure it is eligible to, directly or indirectly, acquire all or any part of the Membership Units.

(f) The Member understands that the Company has not been registered as an investment company under the Investment Company Act in reliance upon an exemption from such registration, it agrees that any Membership Units acquired by such Member may not be sold, offered for sale, Transferred, pledged, hypothecated or otherwise disposed of in any manner that would require the Company to register as an investment company under the Investment Company Act, and it represents and warrants that it is a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act (a “Qualified Purchaser”);

(g) If the Member would be an “investment company” but for the exclusions from the Investment Company Act provided by Section 3(c)(1) or Section 3(c)(7) thereof, all direct and indirect beneficial owners of such Member’s outstanding securities (as such term is defined in the Investment Company Act) that acquired such securities on or before April 30, 1996 have consented to such Member’s treatment as a Qualified Purchaser;

(h) The Member agrees to deliver to the Managing Member such information as to certain matters under the Securities Act and the Investment Company Act as the Managing Member may reasonably request in order to ensure compliance with such Acts and the availability of any exemptions thereunder;

(i) The Member is acquiring Membership Units for the Member’s own account as principal for investment and not with a view to the distribution or sale thereof;

(j) The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Units;

(k) The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to make a decision to invest in the Company and has availed itself of this opportunity to the full extent desired;

(l) The Member has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and at the present time and in the foreseeable future can afford a complete loss of this investment;

(m) The Member acknowledges that neither the Company, the Managing Member nor any Affiliate thereof has rendered any investment advice or securities valuation advice to Member, and that the Member is neither subscribing for nor acquiring any interest in the Company in reliance upon, or with the expectation of, any such advice, or in reliance upon any materials prepared by the Managing Member or any of its Affiliates;

(n) No representations or warranties have been made to the Member with respect to the investment in the Membership Units or the Company other than the representations set forth herein, and the Member has not relied upon any representation or warranty not provided herein in making its investment in the Company;

(o) If the Member is a corporation, partnership, limited liability company, trust or other entity, it was not formed or recapitalized for the specific purpose of acquiring the Membership Units;

(p) Either (i) none of the funds that Member is using or will use to fund its purchase are assets of an employee benefit plan as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, or an entity whose underlying assets include plan assets for purposes of ERISA by reason of a plan’s investment in the entity (any such plan under ERISA or the Code or any such entity collectively referred to as a “Plan”) or (ii)(x) some or all of the funds that the Member is using or will use to fund its purchase are assets of one or more Plans and (y) assuming that the Company is not a “party in interest” (within the meaning of Section 3(14) of ERISA) or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to any Plan other than those Plans previously identified by the Company to the Member in writing, the purchase of the Membership Units by the Member does not and will not constitute or result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code; and

(q) The Member acknowledges that the Company has relied and will rely upon the representations and warranties of the Member set forth in this Agreement and that all such representations and warranties shall survive the date of signing of this Agreement. Without limiting the foregoing, each Member agrees to give the Company prompt written notice in the event that any representation of such Member contained in this Section 12.01 ceases to be true at any time following the Closing Date.

Section 12.02 Company Representation. Prior to the date hereof, the Company has not engaged in any business activities, conducted any operations or incurred any liabilities, in each case other than in connection with its formation or the transactions contemplated by the Purchase Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.01 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Member at the address given for such Member on Schedule A hereto or such other address as such Member may specify by notice to the Company. Any notice, request, or consent to the Company must be sent to the following address:

Trimaran Pollo Partners, L.L.C.

c/o Trimaran Fund Management, L.L.C.

622 3rd Avenue, 35th Floor

New York, New York 10017

Attention: Steven A. Flyer

Telephone: 212-885-4735

Fax: 212-885-4350

Section 13.02 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including any letter agreement entered into between the Managing Member (or any of its Affiliates) and any other Member prior to the Closing Date.

Section 13.03 Confidentiality. (a) No Member shall disclose any material term of this Agreement to any third party without the written consent of the other Members, except (a) as required by applicable law, (b) to any Affiliate of such Member, (c) to the holders of any equity interests in such Member or its direct parent, or (d) to the legal, accounting, financial or other representatives of such Member (collectively, “Representatives”). Notwithstanding the foregoing, prior to any disclosure to the Persons set forth in clauses (a) through (d) of the preceding sentence, such Persons must agree to keep any such disclosure confidential.

(b) Each Member agrees that it shall not disclose to any third party, and shall cause its Affiliates and Representatives not to disclose to any third party, any Confidential Information without the prior written consent of the Managing Member, and each Member shall use due care to ensure that any such Confidential Information received by it is kept confidential. As used herein, “Confidential Information” means all information relating to the Company or any of its Subsidiaries, from whatever source obtained, except for any such information which at the time of disclosure was in the public domain or otherwise in the possession of the disclosing Person unless such information was placed into the public domain or became known to such disclosing person in violation of any non-disclosure obligation, including, without limitation, this Section 13.03. Nothing in this Section 13.03 shall prohibit any Member or its Representatives from disclosing Confidential Information (i) as required by applicable law or legal process (subject to compliance with Section 13.03(c)), (ii) to any Affiliate of such Member, (iii) to the holders of any equity interests in such Member or its direct parent, (iv) to the Representatives of such Member or (v) to one or more Persons in connection with a proposed sale of such Member’s interests in the Company in accordance with this Agreement. Notwithstanding the foregoing, prior to any disclosure to the Persons set forth in clauses (i) through (v) of the preceding sentence, any such Persons must agree to keep any such information disclosed confidential.

(c) In the event that a Member or any of its Affiliates or Representatives is required by law or legal process to disclose any Confidential Information or to make any other disclosure prohibited by this Section 13.03, it shall provide the Company with prompt notice of each such requirement, to the extent practicable, so that Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement or both. If, absent the entry of a protective order or the receipt of a waiver under this Agreement, a Member or its Affiliates or Representatives are, after consultation with counsel, legally compelled to disclose Confidential Information, then such Member or its Affiliates or Representatives, as applicable, may disclose such Confidential Information to the extent legally required and agree to exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded any Confidential Information so disclosed.

Section 13.04 Amendments. The terms and provisions of this Agreement may not be modified or amended at any time without the prior written consent of Trimaran and each Investor Member (other than amendments made in accordance with Sections 4.02, 7.02(d) and 8.07(f) hereof).

Section 13.05 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 13.06 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.07 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that the Managing Member determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.08 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

Section 13.09 Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy

Section 13.10 Conflicts of Interest. Subject to the other express provisions of this Agreement or except as otherwise expressly agreed in writing, each Member and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member or officer the right to participate therein. Other than transactions contemplated by this Agreement, the Management and Monitoring Agreement, the Stockholders Agreement or any financing arrangements related to the Company’s investments in CAC, neither CAC (nor any of its Affiliates) shall enter into any transaction with the Managing Member (or any of its Affiliates) unless the terms of such transaction are no less favorable to CAC or its Affiliates, as the case may be, than could be obtained from a third party at arm’s length.

Section 13.11 Third Parties. Except as provided in Article X, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

THE COMPANY

TRIMARAN POLLO PARTNERS, L.L.C.

By:	TRIMARAN CAPITAL, L.L.C., as Managing Member

	By:	Trimaran Fund Management, L.L.C., its investment manager

By:	/s/ Steven A. Flyer
	Name:	Steven A. Flyer
	Title:	Managing Director

MANAGING MEMBER

TRIMARAN CAPITAL, L.L.C.

	By:	Trimaran Fund Management, L.L.C., its investment manager

By:	/s/ Steven A. Flyer
	Name:	Steven A. Flyer
	Title:	Managing Director

OTHER MEMBERS

TRIMARAN FUND II, L.L.C.

	By:	Trimaran Fund Management, L.L.C., its investment manager

By:	/s/ Steven A. Flyer
	Name:	Steven A. Flyer
	Title:	Managing Director

TRIMARAN PARALLEL FUND II, L.P.

	By:	Trimaran Fund Management, L.L.C., its investment manager

By:	/s/ Steven A. Flyer
	Name:	Steven A. Flyer
	Title:	Managing Director

CIBC EMPLOYEE PRIVATE EQUITY FUND (TRIMARAN) PARTNERS

	By:	Trimaran Fund Management, L.L.C., its investment manager

By:	/s/ Steven A. Flyer
	Name:	Steven A. Flyer
	Title:	Managing Director

CIBC CAPITAL CORPORATION

	By:	Trimaran Fund Management, L.L.C., its investment manager

By:	/s/ Steven A. Flyer
	Name:	Steven A. Flyer
	Title:	Managing Director

ASP EPL L.L.C.

By:	/s/ Eric Schondorf
	Name:	Eric Schondorf

CONTINENTAL CASUALTY COMPANY

By:	/s/ Marilou R. McGirr
	Name:	Marilou R. McGirr
	Title:	Vice President and Assistant Treasurer

MULTI-STRATEGY HOLDINGS, L.P.

By:	Multi-Strategy Holdings Offshore Advisors, Inc., its General Partner

By:	/s/ Jennifer Barbetta
	Name:	Jennifer Barbetta
	Title:	Authorized Signatory

VF III HOLDINGS, L.P.

By:	VF III Holdings Offshore Advisors, Inc., its General Partner

By:	/s/ Jennifer Barbetta
	Name:	Jennifer Barbetta
	Title:	Authorized Signatory

ZG INVESTMENTS III LTD.

By:	/s/ Michael Deevy
	Name:	Michael Deevy
	Title:	Vice President

By:	/s/ Michael Gutteridge
	Name:	Michael Gutteridge
	Title:	Assistant Controller

BRODY 2005 LLC

By:	/s/ Howard Kaye
	Name:	Howard Kaye
	Title:	Managing Member

FEA III L.P.

By:	Feinstein Eisenberg Associates LLC. General Partner

By:	/s/ Warren Eisenberg
	Name:	Warren Eisenberg
	Title:	Managing Partner

EPL CORPORATION

By:	/s/ Michael Scharf
	Name:	Michael Scharf
	Title:	President

SCHEDULE A

NAMES AND ADDRESSES OF MEMBERS

Name	Address
ASP EPL L.L.C.	c/o American Securities Capital Partners, L.P. 666 Third Avenue, 29th Floor New York, New York 10017 Attention: Glenn Kaufman Telephone: 212-476-8000 Fax: 212-697-5524

Continental Casualty Company	Mike Hass CNA 333 South Wabash Avenue, 23 South Chicago, Illinois 60604 Attention: Michael Hass Telephone: 312-822-6592

Multi-Strategy Holdings, L.P.	Multi-Strategy Holdings, L.P. 32 Old Slip, 37th Floor New York, New York 10005 Attn: Kane Brennan Telephone: 212-855-9851 Fax: 212-493-0187

VF III Holdings, L.P.	VF III Holdings, L.P. 32 Old Slip, 37th Floor New York, New York 10005 Attn: Kane Brennan Telephone: 212-855-9851 Fax: 212-493-0187

Trimaran Capital, L.L.C.	c/o Trimaran Fund Management, L.L.C. 622 3rd Avenue, 35th Floor New York, New York 10017 Attention: Steven A. Flyer Telephone: 212-885-4735 Fax: 212-885-4350

Trimaran Fund II, L.L.C.	c/o Trimaran Fund Management, L.L.C. 622 3rd Avenue, 35th Floor New York, New York 10017

Schedule-A-1

Attention: Steven A. Flyer Telephone: 212-885-4735 Fax: 212-885-4350

Trimaran Parallel Fund II, L.P.	c/o Trimaran Fund Management, L.L.C. 622 3rd Avenue, 35th Floor New York, New York 10017 Attention: Steven A. Flyer Telephone: 212-885-4735 Fax: 212-885-4350

CIBC Employee Private Equity Fund (Trimaran) Partners	c/o Trimaran Fund Management, L.L.C. 622 3rd Avenue, 35th Floor New York, New York 10017 Attention: Steven A. Flyer Telephone: 212-885-4735 Fax: 212-885-4350

CIBC Capital Corporation	c/o Trimaran Fund Management, L.L.C. 622 3rd Avenue, 35th Floor New York, New York 10017 Attention: Steven A. Flyer Telephone: 212-885-4735 Fax: 212-885-4350

Brody 2005 LLC	c/o Hub International 1065 Avenue of the Americas New York, New York 10018 Attention: Howard Kaye Telephone: 212-338-2263 Fax: 212-354-0894

FEA III L.P.	c/o Rockdale Capital 650 Liberty Avenue Union, NJ 07083 Attention: Linda Kao Telephone: 908-688-4815

EPL Corporation	c/o Niagara Corporation 667 Madison Avenue 11th Floor New York, New York 10021 Attention: Michael Scharf Telephone: 212-317-1000 Fax: 212-317-1001

Schedule-A-2

ZG Investments III Ltd.

Courier Address

Wellesley House,

90 Pitt’s Bay Road,

Pembroke HM 08,

BERMUDA

Mailing Address

P.O. Box HM 2268,

Hamilton HM JX,

BERMUDA

Telephone: 1-441-294-2400

Fax: 1-441-294-2401

Attention: Mike Deevy

With a copy to:

Centre Group Holdings (US) Limited

105 East 17th Street

New York, NY 10003

Attention: General Counsel

Tel: 212-859-2714

Fax: 212-859-2790

Schedule-A-3

SCHEDULE B

CAPITAL CONTRIBUTIONS AND

MEMBERSHIP UNITS

Name	Capital Contribution	Membership Units	Percentage
ASP EPL L.L.C.	$10,000,000.00	115,697.40	6.055%

Continental Casualty Company	$10,000,000.00	115,697.40	6.055%

Multi-Strategy Holdings, L.P.	$659,963.26	7,635.60	0.400%

VF III Holdings, L.P.	$9,340,036.74	108,061.79	5.655%

Trimaran Capital, L.L.C.	$2,666,954.28	30,855.97	1.615%

Trimaran Fund II, L.L.C.	$41,305,098.22	477,889.24	25.011%

Trimaran Parallel Fund II, L.P.	$17,390,592.84	201,204.63	10.530%

CIBC Employee Private Equity Fund (Trimaran) Partners	$26,895,806.98	311,177.49	16.286%

CIBC Capital Corporation	$29,342,494.69	339,485.03	17.767%

Brody 2005 LLC	$4,550,000.00	52,642.32	2.755%

FEA III L.P.	$2,000,000.00	23,139.48	1.211%

EPL Corporation	$1,000,000.00	11,569.74	0.606%

ZG Investments III Ltd.	$10,000,000.00	115,697.40	6.055%

Total	$165,150,947.00	1,910,753.47

Schedule-B

SCHEDULE C

INVESTOR MEMBERS

Name	Address
ASP EPL L.L.C.	c/o American Securities Capital Partners, L.P. 666 Third Avenue, 29th Floor New York, New York 10017 Attention: Glenn Kaufman Telephone: 212-476-8000 Fax: 212-697-5524

Continental Casualty Company	Mike Hass CNA 333 South Wabash Avenue, 23 South Chicago, Illinois 60604 Attention: Michael Hass Telephone: 312-822-6592

Multi-Strategy Holdings, L.P.	Multi-Strategy Holdings, L.P. 32 Old Slip, 37th Floor New York, New York 10005 Attn: Kane Brennan Telephone: 212-855-9851 Fax: 212-493-0187

VF III Holdings, L.P.	VF III Holdings, L.P. 32 Old Slip, 37th Floor New York, New York 10005 Attn: Kane Brennan Telephone: 212-855-9851 Fax: 212-493-0187

Brody 2005 LLC	c/o Hub International 1065 Avenue of the Americas New York, New York 10018 Attention: Howard Kaye Telephone: 212-338-2263 Fax: 212-354-0894

FEA III L.P.	c/o Rockdale Capital 650 Liberty Avenue Union, NJ 07083 Attention: Linda Kao Telephone: 908-688-4815

Schedule-C

EPL Corporation	c/o Niagara Corporation 667 Madison Avenue 11th Floor New York, New York 10021 Attention: Michael Scharf Telephone: 212-317-1000 Fax: 212-317-1001
ZG Investments III Ltd.

Courier Address

Wellesley House,

90 Pitt’s Bay Road,

Pembroke HM 08,

BERMUDA

Mailing Address

P.O. Box HM 2268,

Hamilton HM JX,

BERMUDA

Telephone: 1-441-294-2400

Fax: 1-441-294-2401

Attention: Mike Deevy

With a copy to:

Centre Group Holdings (US) Limited

105 East 17th Street

New York, NY 10003

Attention: General Counsel

Tel: 212-859-2714

Fax: 212-859-2790

Schedule-C

SCHEDULE D

MATERIAL SUBSIDIARIES

El Pollo Loco, Inc.

Schedule-D